CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                           PREMIUM ENTRERPRISES, INC.


         The undersigned President and Secretary of Premium Enterprises, Inc., a Colorado corporation (the "corporation") does hereby certify that:

         the Board of Directors of said corporation at a meeting duly convened or pursuant to an action by unanimous written consent, adopted resolutions to amend the original Articles of Incorporation, as follows:

                                    ARTICLE I

         ARTICLE ONE shall be amended to change the name to: eTotalSource, Inc.

         ARTICLE ELEVEN is hereby added to read as follows:

         The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 17,565,151. The above changes and amendments have been approved by a vote of a majority of a quorum of stockholders attending a meeting of the class of stock outstanding and entitled to vote thereon.

         The amendments to the Articles of Incorporation were approved by the Board of Directors on June 17, 2003.

         The number of common shares voted for the amendments were 12,448,179, and no shares were voted against the Amendments. Common was the sole class of shares outstanding.




Dated: _______________________

PREMIUM ENTERPRISES, INC.


By: ______________________________          By: ________________________________
         President                                  Secretary

The name and address of any one or more of the individuals who cause this document to be delivered for filing and to whom the Secretary of State may deliver notice if filing of this document is refused: Michael A. Littman, 7609 Ralston Road, Arvada, CO 80002.